Morgan Stanley Institutional Fund, Inc. - Opportunity Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Linkedin Corp.
Purchase/Trade Date:	5/18/2011
Size of Offering/shares: 7,840,000 shares
Offering Price of Shares: $45.000
Amount of Shares Purchased by Fund: 9,352 shares
Percentage of Offering Purchased by Fund: 0.119
Percentage of Funds Total Assets: 0.14
Brokers: Morgan Stanley, BofA Merrill Lynch,
JP Morgan, Allen & Company LLC, UBS Investment Bank
Purchased from:  JP Morgan